UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
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Motorcar Parts of America (“MPA”) is providing this additional statement with respect to the 2017 Annual Meeting of Shareholders to be held on March 24, 2017.

MPA is aware that some shareholders and shareholder advisory firms have raised some potential issues, and may have misunderstood, components of MPA’s executive compensation program. As a result, MPA is providing the following supplemental disclosure to its proxy statement to address these potential issues:

Potential Issue	Additional Information

Fiscal year 2016 bonuses were awarded based solely on discretion rather than based on the achievement of pre-determined performance goals
•      A significant portion of the total compensation for each named executive officer (who we refer to herein as an “executive”) is earned based on the achievement of pre-set goals and formulas, including annual cash bonuses under MPA’s Objective Goals Strategies and Measures (“OGSM”) program.
•      For fiscal year 2016, for example, the executives’ total annual cash bonus opportunity under the OGSM was dependent upon achieving a threshold Adjusted EBITDA goal of $70,189,000.[1]  If this threshold was achieved, then the executive would be eligible to receive his target bonus opportunity (the “Target Bonus”) for fiscal year 2016.
•      In addition, each executive was eligible to earn an additional bonus under the OGSM based on the achievement of  individual performance goals applicable to each executive.  Negative discretion also could be utilized to reduce bonuses based on the failure to achieve applicable individual performance goals.
•      The company’s actual Adjusted EBITDA achievement for fiscal  year 2016 was $79,039,000, thus surpassing the threshold goal.
•      If actual Adjusted EBITDA achieved for fiscal year 2016 exceeded the threshold, then each executive’s Target Bonus was increased by a corresponding factor.  Because actual Adjusted EBITDA achieved was 112.6% of the threshold goal, each executive’s Target Bonus was multiplied by 112.6%.
•      Messrs. Joffe, Daly, Lee, Umansky and Schooner received additional bonuses and Mr. Kratz had a downward adjustment based on individual performance goals.

1 For a description of how we calculate Adjusted EBITDA, please refer to Annex A.

•      The tables below set forth the each executive’s aggregate bonus opportunity and actual bonus earned with respect to fiscal year 2016.  In addition, we have reproduced a Summary Compensation Table clarifying that certain of these bonuses are disclosable under the “Non-Equity Incentive Compensation Plan” column rather than the “Bonus” column.

MPA’s CEO compensation was not tied to performance
•      According to ISS, MPA’s total shareholder return (TSR) outperformed its GICS group and Russell 3000 peers on a one-, three-, and five-year basis.
•      During fiscal year 2016, TSR was +36.6%.
•      Our CEO’s compensation decreased significantly in fiscal year 2016, compared to fiscal year 2015.
•      On a quantitative screening basis, ISS had “low concern” about CEO compensation and noted that the degree of alignment with performance was “better than 67% of companies” in the Russell 3000.

MPA did not respond to the results of the 2016 advisory vote on executive compensation
•      Because of the timing of MPA’s annual meetings (which take place approximately 11.5 months after the end of a fiscal year), it was impossible for MPA’s compensation committee to take any action in fiscal year 2016 in response to last year’s vote.
•      MPA and its directors have engaged with more than 2/3 of  its largest shareholders that are actively managed.
•      As a direct result of shareholder feedback and expert review, MPA has adopted a number of reforms since the 2016 advisory vote on pay, including:
o      Adopted a clawback policy
o      Adopted an executive and director stock ownership policy
o      Adopted an anti-hedging and anti-pledging policy
o      Hired an executive compensation consultant to do a complete review of compensation practices, which it expects to implement for fiscal year 2017 compensation

2016 Target Bonus Opportunities

Named Executive Officer	Target Bonus	Actual Company Bonus	Actual Individual Bonus	Actual Total Bonus
Selwyn Joffe	$579,200	$652,200	$47,800	$700,000
David Lee	$89,250	$100,500	$500	$101,000
Kevin Daly	$52,000	$58,600	$200	$58,800
Steve Kratz	$105,000	$118,200	$(27,200)	$91,000
Michael Umansky	$101,200	$114,000	$9,900	$123,900
Doug Schooner	$88,200	$99,300	$1,700	$101,000

Summary Compensation Table

The following table sets forth information concerning fiscal 2016, 2015 and 2014 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards	Options Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Selwin Joffe	2016	$700,000	$47,900	$389,125	$374,663	$652,200	$—	$327,520	$2,491,817
Chairman of the board,	2015	674,616	1,778,834	1,350,893	—	—	—	223,056	4,027,399
President and CEO	2014	600,000	1,174,806	434,312	374,790	—	—	729,209	3,313,117

David Lee	2016	$262,192	$600	$96,503	$92,951	$100,500	$—	$70,200	$622,946
Chief Financial Officer	2015	220,000	324,260	84,841	89,510	—	—	61,990	780,601
	2014	220,000	208,458	108,112	93,586	—	—	57,004	687,160

Kevin Daly	2016	$214,462	$300	$52,921	$50,050	$58,600	$—	$29,591	$405,924
Chief Accounting Officer	2015	208,000	187,919	45,860	48,124	—	—	24,663	514,566
	2014	208,000	133,386	57,784	50,151	—	—	23,493	472,815

Steve Kratz	2016	$350,000	$100	$105,842	$101,531	$91,000	$—	$25,630	$674,103
Chief Operating Officer	2015	350,000	374,646	91,720	96,247	—	—	22,696	935,309
	2014	350,000	271,248	129,548	111,497	—	—	20,623	882,916

Michael Umansky	2016	$506,000	$10,000	$68,486	$67,211	$114,000	$—	$85,551	$851,248
Vice President, Secretary and General Counsel	2015	506,000	316,343	59,618	63,523	—	—	56,414	1,001,898
	2014	506,000	194,920	77,356	67,167	—	66,006	55,618	967,066

Doug Schooner	2016	$294,000	$1,800	$84,051	$80,081	$99,300	$—	$71,246	$630,478
Chief Manufacturing Officer	2015	286,385	265,089	59,618	61,598	—	—	62,767	735,457
	2014	250,000	182,388	75,492	64,928	—	333	56,905	630,045

(1)          Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, and bonuses awarded to the named executive officers based on the achievement of their OGSM individual performance goals.  Amounts in the “Non-Equity Incentive Compensation Plan” column represent annual cash bonuses awarded to the named executive officers based on the achievement of Adjusted EBITDA goals under the OGSM (and subject to any negative discretion).

(2)          Option award amounts represent the aggregate grant date fair value of options granted during the fiscal years ended March 31, 2016, 2015, and 2014.
(3)          All amounts represent nonqualified deferred compensation earnings.
(4)          The following chart is a summary of the items that are included in the ‘‘All Other Compensation’’ totals for the fiscal year ended March 31, 2016:

Name	Automobile Expenses	Health Insurance Premiums	401K Employer’s contribution	Deferred Compensation Plan Employer’s contribution	Other	Total
Selwyn Joffe	$18,000	$86,426	$8,861	$214,233	$—	$327,520
David Lee	$—	$62,426	$7,774	$—	$—	$70,200
Kevin Daly	$—	$21,914	$6,043	$1,634	$—	$29,591
Steve Kratz	$—	$21,914	$3,716	$—	$—	$25,630
Michael Umansky	$1,907	$43,585	$11,890	$28,978	$—	$85,551
Doug Schooner	$—	$62,426	$8,820	$—	$—	$71,216

Annex A

MPA makes adjustments to the following items to calculate its Adjusted EBITDA:

Initial return and stock adjustment accruals related to new business. In connection with new business, MPA may establish initial return and stock adjustment accruals to account for the anticipated increased levels of business activity. MPA excluded these initial up-front accruals from net sales because they do not reflect MPA’s operations on an ongoing basis and excluding such accruals enables period-over-period comparability.

Customer allowances related to new business. In connection with new business, MPA may purchase cores from customers, may purchase the customer’s prior supplier’s inventory, or may provide certain customer allowances. The allowances are granted on a negotiated basis, and MPA excluded these allowances from net sales because they do not reflect ongoing product pricing or net sales and excluding such allowances enables period-over-period comparability.

New product line start-up costs. These are start-up costs incurred prior to recognizing sales for the launch of new product lines. MPA excluded start-up costs because they do not reflect MPA’s operations on an ongoing basis and excluding such costs enables period-over-period comparability.

Lower of cost or market revaluation - cores on customers' shelves and inventory step-up amortization. On a quarterly basis, MPA revalues long-term core inventory based on lower of cost or market in accordance with MPA’s accounting policies. The impact of this revaluation is reflected in cost of goods sold. MPA excluded the lower of cost or market revaluation for cores on customers’ shelves because the core inventory on the customers’ shelves is not consumed or realized in cash during MPA’s normal operating cycle. Additionally, amortization of inventory step-up relates to an acquisition and is excluded because it is not ongoing. Neither is used by management to assess the profitability of its business operations.

Cost of customer allowances and stock adjustment accruals related to new business. As described above for the adjustments to net sales, MPA also adds back the cost of customer allowances related to inventory purchases and stock adjustment accruals to cost of goods sold because they do not reflect MPA’s operations on an ongoing basis and excluding such costs enables period-over-period comparability.

Legal, severance, acquisition, financing, transition and other costs. MPA has incurred significant legal costs related to discontinued subsidiaries and a settlement payment related to a claim by an investment bank. Additionally, MPA has incurred severance, acquisition, financing, transition and other costs that are not related to current operations. MPA excluded these costs to enable period-over-period comparability.

Payment received in connection with the settlement of litigation related to discontinued subsidiaries. MPA received a payment in connection with the settlement of litigation related to discontinued subsidiaries. MPA excluded this payment to enable period-over-period comparability.

Bad debt expense resulting from the bankruptcy filing by a customer. MPA incurred bad debt expense related to the bankruptcy filing by a customer. MPA excluded the expense for this customer because it does not believe this expense is reflective of ongoing business and operating results.

Payment made in connection with the settlement of litigation, net of insurance recoveries, related to discontinued subsidiaries. MPA made a payment in connection with the settlement of litigation related to discontinued subsidiaries. MPA believes excluding this payment, net of insurance recoveries, enables period-over-period comparability.

Share-based compensation expenses. These expenses primarily consist of the cost to provide employee restricted stock and restricted stock units, and employee stock options. MPA excluded share-based compensation expense because it is not used by management to assess the profitability of its business operations.

Mark-to-market losses (gains). MPA excluded mark-to-market gains and losses because they are unrealized and are not reflective of actual current cash flows and operating results.